Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

THE WILLIAMS COMPANIES, INC.

THE WILLIAMS COMPANIES, INC., a corporation duly organized and validly existing under and by virtue of the General Corporation Law of the State of Delaware (the “Company”), does hereby certify as follows:

1. The Amended and Restated Certificate of Incorporation of the Company (the “Amended Certificate”) is hereby amended as follows:

The first sentence of Article FOURTH of the Amended Certificate is hereby amended in its entirety to read as follows:

“The total number of shares of capital stock which the Company shall have authority to issue is 1,500,000,000 shares, consisting of 1,470,000,000 shares of Common Stock, par value $1.00 per share (the “Common Stock”) and 30,000,000 shares of Preferred Stock, par value $1.00 per share (the “Preferred Stock”).”

2. The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Amendment on this 10th day of August, 2018.

THE WILLIAMS COMPANIES, INC.

By:	/s/ Joshua H. De Rienzis

Name: Joshua H. De Rienzis
Title: Corporate Secretary